Exhibit 99.2

ATLANTIC SOUTHEAST AIRLINES, INC.

Balance Sheets

(In Thousands, except share data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,409	$72,249
Restricted cash	5,753	12,482
Accounts receivable, net of an allowance for uncollectible accounts of $32 at June 30, 2005 and $58 at December 31, 2004	8,780	9,381
Accounts receivable—affiliate	11,706	35,915
Note receivable-Parent	—	110,000
Interest receivable	209	—
Expendable parts and supplies inventories, net of an allowance for obsolescence of $8,015 at June 30, 2005 and $7,038 at December 31, 2004	21,832	21,685
Prepaid expenses and other	54,454	42,225
Deferred income taxes	12,013	12,044
Total current assets	191,156	315,981

PROPERTY AND EQUIPMENT:
Flight equipment	1,927,532	1,677,785
Accumulated depreciation	(194,221)	(159,955)
Flight equipment, net	1,733,311	1,517,830

Ground property and equipment	62,620	59,626
Accumulated depreciation	(23,977)	(21,312)
Ground property and equipment, net	38,643	38,314

Advance payments for equipment	21,603	45,334

Total property and equipment, net	1,793,557	1,601,478

OTHER ASSETS:
Retirement investments	1,652	1,599
Other noncurrent assets, net	44,042	38,958
Total other assets	45,694	40,557

TOTAL ASSETS	$2,030,407	$1,958,016

The accompanying notes are an integral part of these Condensed Financial Statements.

	June 30,	December 31,
	2005	2004
LIABILITIES AND SHAREOWNER’S EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$197,583	$43,072
Notes payable
Accounts payable	31,179	43,854
Accounts payable-affiliate	51,027	19,579
Accrued salaries and related benefits	28,800	27,860
Accrued liabilities and deferred credits	21,719	15,345
Total current liabilities	330,308	149,710

NONCURRENT LIABILITIES:
Long-term debt	1,188,284	1,130,497
Long-term debt-Parent	—	155,000
Deferred income taxes	130,466	129,064
Deferred gains on sale and leaseback transactions	2,851	2,971
Retirement liability and other noncurrent liabilities	8,558	7,268
Total noncurrent liabilities	1,330,159	1,424,800

COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)

SHAREOWNER’S EQUITY:
Common shares, $0.10 par value; 100,000 shares authorized, 1,000 shares issued and outstanding at June 30, 2005 and December 31, 2004	—	—
Additional paid-in capital	817,896	817,896
Accumulated deficit	(447,980)	(434,414)
Accumulated other comprehensive income	24	24
Total shareowner’s equity	369,940	383,506

TOTAL LIABILITIES AND SHAREOWNER’S EQUITY	$2,030,407	$1,958,016

The accompanying notes are an integral part of these Condensed Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

Statements of Operations

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2005	2004

OPERATING REVENUES:
Passenger	$551,323	$441,473
Total operating revenues	551,323	441,473

OPERATING EXPENSES:
Salaries and related costs	150,092	144,636
Aircraft fuel	143,806	80,196
Aircraft maintenance materials and outside repairs	51,773	39,666
Aircraft rent	31,914	34,177
Contracted services	46,441	33,058
Depreciation and amortization	40,633	33,655
Landing fees and other rents	25,052	22,199
Other	29,082	13,423
Total operating expenses	518,793	401,010

OPERATING INCOME	32,530	40,463

OTHER INCOME (EXPENSE):
Interest income	2,628	1,100
Interest expense, net of amounts capitalized and interest subsidies	(32,017)	(15,951)
Miscellaneous income, net	101	119
Total other expense, net	(29,288)	(14,732)

INCOME BEFORE INCOME TAXES	3,242	25,731

INCOME TAX EXPENSE	(1,308)	(9,814)

NET INCOME	$1,934	$15,917

The accompanying notes are an integral part of these Condensed Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,934	$15,917
Adjustments to reconcile net income to cash provided by operating activities, net	25,300	21,633
Changes in certain assets and liabilities, net	45,938	(17,380)
Net cash provided by operating activities	73,172	20,170

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions:
Flight equipment, including advance payments	(4,248)	(96,894)
Cash received for return of advance deposits	10,000	—
Ground property and equipment	(2,660)	(1,751)
Proceeds from sale of flight equipment	2,380	872
Increase (decrease) in restricted cash	6,729	(4,650)
Proceeds for advances to parent	110,000	—
Purchases of available-for-sale securities	(108)	(91)
Other, net	534	—
Net cash provided by (used in) by investing activities	122,627	(102,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(21,130)	(247,209)
Issuance of long-term obligations from parent	—	90,000
Payments on long-term debt obligations from parent	(155,000)	—
Dividends paid	(15,500)	(45,400)
Issuance of long-term obligations	—	266,159
Other, net	(9)	(2,307)
Net cash (used in) provided by financing activities	(191,639)	61,243

Net increase (decrease) in cash and cash equivalents	4,160	(21,101)
Cash and cash equivalents at beginning of period	72,249	219,994
Cash and cash equivalents at end of period	$76,409	$198,893

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amounts capitalized)	$31,758	$17,200
Income taxes, net	$116	$41

NON-CASH TRANSACTIONS:
Aircraft delivered under seller-financing	$233,428	$35,592

The accompanying notes are an integral part of these Condensed Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (Unaudited)

AS OF JUNE 30, 2005 AND DECEMBER 31, 2004 AND FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

1.                      BASIS OF PRESENTATION

Atlantic Southeast Airlines, Inc. (the “Company”) is a connection carrier (“Delta Connection Carrier”) for Delta Air Lines, Inc. (“Delta”). The Company is a regional airline serving airports in the United States, Canada, Mexico, and the Caribbean. The Company is a wholly owned subsidiary of ASA Holdings, Inc. (“ASA Holdings”), which is ultimately a wholly owned subsidiary of Delta. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying unaudited Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, these interim financial statements do not include all the information required by GAAP for complete financial statements. As a result, these interim financial statements should be read in conjunction with the audited Financial Statements and the accompanying Notes in our Annual Report for the fiscal years ended December 31, 2002, 2003, and 2004 (“the 2004 Annual Report”). In the opinion of management the unaudited interim financial statements include all adjustments, consisting only of recurring and normal adjustments, necessary for the fair presentation of the financial statements.

Going Concern—The accompanying financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company derives substantially all of its revenues from Delta, and is reliant on Delta to continue operations in the normal course.  Delta’s financial condition along with the Company’s dependence on Delta causes substantial doubt about the Company’s ability to continue as a going concern (see Note 10). These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Sale of ASA— On September 7, 2005, Delta completed the sale of the Company to SkyWest, Inc. (“SkyWest”) for a purchase price of $425 million.  Under the terms of the Stock Purchase agreement, SkyWest purchased 100% of the outstanding capital stock of the Company.  In conjunction with the sale of the Company, Delta amended their contract carrier agreements with the Company and SkyWest Airlines, Inc. (“SkyWest Airlines”), a wholly owned subsidiary of SkyWest, under which the Company and SkyWest Airlines will continue to serve as Delta Connection carriers. The expiration date of these contract carrier agreements has been extended to 2020. The sale resulted in an immaterial gain that was deferred and is being amortized over the life of the Company’s contract carrier agreement.

Delta Bankruptcy—On September 14, 2005, Delta and substantially all of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Court”). The reorganization cases are being jointly administered under the caption “In re Delta Air Lines, Inc., et al., Case No. 05-17923-PCB.” The Debtors will continue to operate their business as “debtors-in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.  On October 11, 2005, the Court authorized Delta to assume its obligation under the Second Amended and Restated Delta Connection Agreement, dated as of September 8, 2005 (the “ASA Delta Connection Agreement”) in connection with SkyWest’s acquisition of the Company on September 7, 2005.  See Note 10 for additional details regarding the Delta bankruptcy and the new ASA Delta Connection Agreement in effect as of the date of the sale of the Company to SkyWest.

2.                      DELTA CONNECTION AGREEMENT

Summary—Effective January 1, 2005, Delta and the Company amended its Delta Connection Agreement (the “Agreement”).  Under the Agreement the Company is compensated by Delta under a capacity purchase arrangement. The new Agreement expires eight years from the effective date of the amendment.  During 2004, the Company operated under an agreement similar to the current Agreement.  Differences between the two agreements are discussed at the end of this note.

Under the Agreement, Delta retains control and responsibility for all of the Company’s scheduling, ticket pricing, and seat inventories and is entitled to all revenues associated with the operation of the Company’s aircraft. The Company is responsible for operation of the aircraft and is compensated by Delta based on a market-based negotiated “block hour” rate multiplied by the actual block hours flown plus a mark-up if a certain flight completion rate is achieved, subject to certain adjustments and limitations.

Under the Agreement, the Company is entitled to receive at the end of each month a payment for each aircraft “block hour” the Company operates, based on an annual operating plan and projected operating costs. “Block hour” generally is defined as the time for each flight stage, measured from when the aircraft leaves the airport gate or stand to when it arrives at the gate or stand at the destination airport. The Company’s block hour rates are pre-set annually in advance through a rate setting negotiation with Delta. The established rates are designed to reimburse the Company for its estimated, market-based direct operating costs and expenses that are controllable by the Company (“Controllable Costs”), expenses that are passed through from the Company to Delta (“Pass Through Costs”), and expenses not controllable by the Company (“Non-Controllable Costs” and, collectively with Controllable Costs and Pass Through Costs,  its “Direct Costs”). The established rates do not take into consideration certain actual variations over the ensuing contract year in the pre-set costs and expenses. Direct Costs generally exclude any prepaid maintenance and are determined in accordance with GAAP.

Base Compensation—If the Company achieves a certain predetermined monthly completion rate for its Delta Connection flights, the Company is entitled to be paid by Delta a monthly “Base Mark-Up”  of its monthly Direct Costs, subject to certain limitations and adjustments (“Base Compensation”).

The Company’s Controllable Costs, for purposes of establishing its Base Compensation, include the following:

•            wages, salaries, and benefits

•            payroll taxes

•            depreciation and amortization

•            contracted services (other than with Delta or other affiliates of Delta)

•            aircraft and engine maintenance (including Delta or other Delta affiliate-provided maintenance)

•            facility rent (other than terminal)

•            aircraft and other equipment rent

•            passenger service expenses (other than with Delta or other affiliates of Delta)

•            interrupted operations

•            other miscellaneous expense

•            lost/damaged baggage

•            aircraft interest expense

•            start-up training costs associated with operating any subsequently added aircraft

•            commissary supplies

•            other cash costs.

The Company’s Pass Through Costs, for purposes of establishing its Base Compensation, consist of fuel expense.  Any Base Mark-up of the fuel expense shall be capped at a certain per gallon fuel price.

The Company’s Non-Controllable Costs, for purposes of establishing its Base Compensation, include the following:

•            landing fees

•            insurance (hull, passenger, and war risk)

•            passenger and aircraft handling costs

•            glycol and de-icing services

•            terminal facility rent

•            security

•            nonpayroll taxes

•            services (other than aircraft and engine maintenance) performed by Delta or other affiliates of Delta.

Other Reimbursement Payments—Delta is also obligated to reimburse the Company, without mark-up, for Federal Aviation Administration (“FAA”), United States Department of Transportation (“DOT”), or other government agency fines assessed against the Company due to an action or omission principally caused by Delta or other affiliates of Delta.

Nonreimbursable Payments—The Company is not entitled to be reimbursed for (1) bonuses and incentive compensation earned by its officers; (2) FAA, DOT, or other government agency fines assessed against the Company due to an action or omission, not principally caused by Delta or its affiliates; or (3) any Controllable Costs deemed unreasonable by Delta, in its reasonable discretion, provided that such determination must have been made during each year’s rate setting process.

Incentive Compensation—Monthly incentive compensation can be earned for the Company’s actual performance in three specific performance categories compared to a monthly goal established by Delta for (1) completion rate, (2) on-time arrival within 15 minutes, and (3) baggage handling, or bag deals per thousand passengers. In addition, the Company may earn semiannual incentive compensation for each of the three performance goals if the Company exceeds the applicable six-month goal. Incentive compensation is not recorded until fully earned at the end of the applicable period.

Margin Cap—If the Company’s actual annual margin it receives on all of its Direct Costs is greater than a certain percentage, the Company must make a payment to Delta for the excess over that percentage. For the six months ended June 30, 2005 and 2004, the Company was not required to make such a payment to Delta.

Termination—Delta may terminate the Agreement under the following circumstances: (1) at any time if the Company files a voluntary petition in bankruptcy, makes an assignment for the benefit of the Company’s creditors, or fails to secure the dismissal of any involuntary petition in bankruptcy within 60 days of the filing of such petition, the Company agrees to merge with or be acquired by any entity or to sell substantially all of its assets, unless the Company is the acquiring or surviving entity, there is a change of control of the Company, or the Company fails to meet certain safety or operational performance standards; (2) for cause if the Company breaches the Agreement and fails to cure the breach after a certain notice period; (3) in whole or in part without cause upon certain advance notice to the Company after the second anniversary of the effective date of the Agreement.

The Company may terminate the Agreement: (1) at any time if Delta files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, or fails to secure the dismissal of any involuntary petition in bankruptcy within 60 days of the filing of such petition or (2) for cause if Delta breaches the Agreement and fails to cure the breach after a certain notice period.

Aircraft and Affiliated Equipment Put and Call Rights—If Delta terminates the Agreement after January 1, 2005 without cause, the Company has the right (the “Put Right”) to require Delta (1) at the Company’s option to (a) purchase the Company’s owned aircraft and any of the related ground equipment, spare engines, spare parts, and improvements (“Affiliated Equipment”) at a price equal to the greater of the fair market value of such aircraft at the time of termination or any outstanding indebtedness owed by the Company on such aircraft and Affiliated Equipment (excluding any past due indebtedness) (the “Purchase Price”) or (b) to lease, based on the Purchase Price, such aircraft and Affiliated Equipment from the Company, each on terms mutually agreed upon by the parties and (2) with respect to its leased aircraft and Affiliated Equipment, to sublease or assume the lease on such aircraft and Affiliated Equipment, provided Delta is able to continue the leases on the same financial terms the Company had prior to the sublease or assignment. If the Company does not exercise its Put Right, Delta has the right to require the Company to (1) sell to Delta at the Purchase Price any of the owned aircraft and Affiliated Equipment that are terminated by Delta and (2) assign or sublease the lease obligations of any of the leased aircraft and Affiliated Equipment that are terminated by Delta which are under lease to the Company, subject to the terms and conditions provided under the Company’s financing for any such aircraft and Affiliated Equipment.

Exclusivity—The Agreement requires the Company, for aircraft allocated to the Delta Connection program, to obtain Delta’s approval to enter into a code-sharing agreement with any other carrier, to list flights under any other code, or to operate flights for any other carrier or on the Company’s behalf, except for certain charter flights and other limited circumstances. In addition, for any aircraft not designated as part of the Delta Connection program, neither the Company nor its affiliates may operate any of these aircraft for its own benefit or for any third party into or out of a limited number of cities located in the United States.

The Agreement does not prohibit Delta from serving, or entering into agreements with, other airlines to serve routes flown by the Company. Delta may extend or terminate the Agreement if, among other things, the Company merges with or sells its assets to another entity, is acquired by another entity, or if any person acquires more than a specified percentage of its stock.

Right of First Refusal—During the term of the Agreement, if the Company receives an offer from a third party to purchase, lease, sublease, encumber, or otherwise acquire any interest in, or to operate for a third party, the Company’s aircraft, option aircraft, slots, gates, or other facilities on its own behalf or for others during the term of the Agreement, Delta is entitled to be notified of the offer and to acquire such property on the same financial terms and conditions. This right of first refusal does not apply to any ordinary course refinancing or sale/leaseback by the Company of any such property.

Modified Annual Operating Plan—In the event that the Company’s projected Direct Costs, as factored into the preset block hour rates the Company is entitled to receive from Delta under the Agreement, materially change during a year due to actions by Delta after the Company’s annual operating plan has been established, Delta and the Company will mutually agree on a revised annual operating plan for the remainder of the year to take into account such changes as they relate to the Company’s Direct Costs-based block hour rate.

Differences Between the 2004 and 2005 Agreements—During 2004, the Company operated under an agreement which was similar in all respects to the 2005 Agreement with the exception of the following:

•                  Fuel expense, during 2004, was treated as a Non-Controllable Cost.

•                  During 2004, an annual margin band was applicable to the Company’s Non-Controllable Costs. If the Company’s actual annual margin on Non-Controllable Costs was more or less than established percentages, the Company received or made a payment to Delta to ensure the annual margin the Company received was within this band.  For the six months ended June 30, 2004, the Company recognized approximately $10,700,000 of income to ensure that the 2004 margin for the Company was within the margin band.

See Note 10 for additional information about the Company’s Delta Connection Agreement.

3.              RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards, (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  This standard replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” (“APB 25”)  It requires that the compensation cost of share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued.  This statement is effective for the Company beginning January 1, 2006.  The Company is evaluating the impact of SFAS 123R, including the transition options for adoption of this standard, on the 2006 Financial Statements.

4.              STOCK-BASED COMPENSATION

The Company participates in the Delta 2000 Performance Compensation Plan (“Plan”), under which certain of the Company’s employees are awarded stock options to purchase Delta’s common stock. The Company accounts for the stock-based compensation under the intrinsic value method in accordance with APB 25 and related interpretations.  No stock option compensation expense is recognized in the Company’s Statements of Operations because all stock options granted had an exercise price equal to the fair value of the underlying common stock on the grant date.

Stock options awarded under the Plan (1) have an exercise price equal to the fair market value of Delta’s common stock on the grant date, (2) become exercisable two or four years after the grant date, and (3) expire up to ten years after the grant date. There were no stock options granted during the six months ended June 30, 2005 and 2004.

The following table shows what the Company’s net income would have been for the six months ended June 30, 2005 and 2004 had the Company accounted for the awards granted under the Plan using the fair value method of accounting in SFAS 123, as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment to FASB Statement No. 123,” and the assumptions in the table above:

	Six Months Ended June 30,
	2005	2004

Net income (loss):
As reported	$1,934	$15,917
Deduct: total stock option compensation expense determined under the fair value-based method, net of tax	(472)	(272)

As adjusted for the fair value method under SFAS No. 123	$1,462	$15,645

In accordance with SFAS 123R, beginning January 1, 2006, the Company will recognize compensation expense for all stock-based compensation, including stock options. The Company is evaluating the impact of SFAS 123R on the 2005 Financial Statements. For additional information about SFAS 123R, see Note 3.

5.              SHAREOWNER’S EQUITY

The Company paid approximately $15,500,000 and $45,400,000 in dividends to ASA Holdings during the six months ended June 30, 2005 and 2004, respectively.

Comprehensive income consists of reported net income and unrealized gains and losses, net of tax, on marketable equity securities classified as available-for-sale related to the Company’s executive deferred compensation plan (see Note 8 for further discussion).  Total comprehensive income was approximately $1,900,000 and $15,900,000 for the six months ended June 30, 2005 and 2004, respectively.  Accumulated other comprehensive income was $24,000 as of June 30, 2005 and December 31, 2004.

6.                      DEBT

The following table summarizes the Company’s debt as of June 30, 2005 and December 31, 2004 (in thousands):

	2005	2004

Fixed
5.78% to 6.23% notes due in semiannual installments between 2007 and 2017	93,327	93,327

Variable
6.61% notes due in monthly installments between 2005 and 2006	181,711	—

4.59% to 5.36% notes due in semiannual installments between 2005 and 2020	154,663	—

4.12% to 4.79% notes due in semiannual installments between 2006 and 2019	201,912	201,912

4.91% notes due in semiannual installments between 2005 and 2016	182,613	188,419

2.67% to 5.00% notes due in semiannual installments between 2005 and 2021	90,424	94,012

6.56% to 6.61% promissory notes due between 2005 and 2006	77,454	181,711

3.37% notes due in semiannual installments between 2005 and 2012	84,589	87,317

4.93% notes due in semiannual installments between 2005 and 2017	49,873	51,480

4.39% notes due in semiannual installments between 2006 and 2017	50,106	50,106

4.52% to 5.27% notes due in semiannual installments between 2005 and 2017	45,028	46,411

5.34% notes due in semiannual installments between 2005 and 2012	9,399	9,702

5.04% notes due in monthly installments between 2005 and 2020	164,768	169,172

3.23% line of credit from Parent due January 2006	—	155,000

Total debt	1,385,867	1,328,569

Less current maturities	197,583	43,072

Total long-term debt	$1,188,284	$1,285,497

The interest rates for the variable rate debt above are presented using the interest rates in effect as of June 30, 2005, and are generally based on LIBOR plus a margin.

During 2004, the Company entered into an agreement, as amended in April 2005, to purchase the following aircraft:

•                  16 CRJ-200 aircraft in 2005;

•                  Four CRJ-700 aircraft in 2005; and

•                  12 CRJ-200 aircraft in 2006.

The Company has an agreement with a manufacturer to finance, on a secured basis at the time of acquisition, the purchase of the 28 CRJ-200 aircraft. Borrowings under this agreement (1) will be due in installments for 15 years after the date of borrowing and (2) bear interest at LIBOR plus a margin. During the six months ended June 30, 2005, the Company completed the purchase of nine of these 28 aircraft. At June 30, 2005, approximately $155,000,000 of borrowings were outstanding under this agreement.

Since January 2002, the Company has entered into a series of aircraft-secured interim financing facilities with the manufacturer for certain future deliveries of regional jet aircraft.  Borrowings under this agreement (1) will be due 18 months after the date of borrowing (subject to earlier repayment if certain longer-term financing is obtained for these aircraft) and (2) bear interest at LIBOR plus a margin. The Company may elect to refinance these borrowings on a long-term secured basis; any such refinancing would be at an interest rate determined by reference to ten-year Treasury Notes plus a margin and have various repayment dates. During the six months ended June 30, 2005, the Company borrowed approximately $77,500,000 under this interim facility to complete the purchase of four CRJ-700 aircraft. As of June 30, 2005 and December 31, 2004, the total borrowings outstanding under these facilities were approximately $77,500,000 and $182,000,000, respectively.  The Company receives interest subsidies on the total borrowings under this facility as described in Note 3 of the 2004 Annual Report. For the six months ended, June 30, 2004, the company received approximately $80,000 of interest subsidies.  As of June 30, 2004, the Company had no borrowings under this facility.  For the six months ended June 30, 2005, the Company received approximately $1,300,000 of interest subsidies and the effective variable rate for this facility was 4.3%.

During the six months ended June 30, 2005, the Company elected to refinance the borrowings under this interim facility as of December 31, 2004 with a separate aircraft-secured interim facility agreement between the Company, the manufacturer, and another lender.  The Company refinanced approximately $182,000,000 with terms that are substantially the same as the interim facility described above. The borrowings are due in monthly installments between 2005 and 2006.

In 2002, the Company also executed a line-of-credit agreement with an affiliate that allows the Company to borrow up to approximately $500,000,000.  During 2004, the Company amended the maximum borrowing amount to $250,000,000.  As of December 31, 2004, approximately $155,000,000 was outstanding under this agreement, which was scheduled to mature on January 27, 2006. As of December 31, 2004, borrowings under this line of credit were presented as long-term debt – affiliate on the Company’s Balance Sheet.  In June 2005, the Company settled the line-of-credit agreement in full.

As of June 30, 2005, all debt is secured by first mortgage liens on a total of 93 CRJ-200 and CRJ-700 aircraft, which had an aggregate net book value of approximately $1,597,683,000.

Future Maturities—Maturities of long-term debt obligations including current maturities are as follows (in thousands):

Years ending December 31,	Principal Amount
Six months ending December 31, 2005	$26,402
2006	304,209
2007	71,776
2008	74,975
2009	78,392
After 2009	830,113

Total	$1,385,867

Debt Covenants—The Company has no debt covenants as of June 30, 2005 and December 31, 2004.

As is customary in the airline industry, the Company’s aircraft lease and financing agreements require that the Company maintain certain levels of insurance coverage, including war-risk insurance. The Company was in compliance with these requirements as of June 30, 2005 and December 31, 2004. See Note 7 for additional information on war-risk insurance currently provided by the U.S. Government.

7.                      PURCHASE COMMITMENTS AND CONTINGENCIES

Purchase Commitments—In September 1998 and June 2000, the Company entered into long-term acquisition agreements with Bombardier Aerospace, Inc. to purchase a total of 54 CRJ aircraft in a mix of 40-, 50-, and 70-seat configurations. Deliveries under these agreements commenced in December 2000 and continued through June 2005. These agreements also included options for the purchase of an additional 210 CRJ aircraft, which would be available for delivery through 2010. These options are exercised at the sole discretion of the Company and expire if they remain unexercised by certain dates.

The Company entered into an agreement, as amended in April 2005, to purchase the following 32 aircraft:

•                  16 CRJ-200 aircraft in 2005;

•                  12 CRJ-200 aircraft in 2006; and

•                  Four CRJ-700 aircraft in 2005.

During the six months ended June 30, 2005, the Company completed the purchase of 13 of these 32 aircraft. The value of this firm order is approximately $331,000,000.  In conjunction with this agreement, the Company entered into a facility with a third party to finance, on a secured basis at the time of acquisition, the future deliveries of these regional jet aircraft. Borrowings under this facility (1) will be due in installments for 15 years after the date of borrowing and (2) bear interest at LIBOR plus a margin. The Company has no commitments related to the remaining 110 available options as of June 30, 2005.

Labor—Approximately 46% of the Company’s employees (primarily pilots, flight attendants, and flight dispatchers) are represented by unions.

The Company’s approximately 1,585 pilots are represented by the Air Line Pilots Association, International, and their collective bargaining agreement became amendable in September 2002. Negotiations are ongoing, and currently, the Company is operating under the existing contract.

The Company’s approximately 915 flight attendants are represented by the Association for Flight Attendants, and their collective bargaining agreement became amendable in September 2003. Negotiations are ongoing, and currently, the Company is operating under the existing contract.

In addition, because the Company is a Delta Connection Carrier (See Note 1), a strike or other job action by Delta’s employees could have a material adverse impact on the Company’s financial condition and operations.

Legal—The Company is involved in legal proceedings relating to employment practices, environmental issues and other matters concerning the Company’s business.  The Company cannot reasonably estimate the potential loss for certain legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought. Although the ultimate outcome of these legal proceedings cannot be predicted with certainty, the Company believes that the resolution of these actions will not have a material adverse effect on the financial statements.

War-Risk Insurance Contingency— As a result of the terrorist attacks on September 11, 2001, aviation insurers (1) significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events and (2) significantly increased the premiums for such coverage and for aviation insurance in general. Since September 24, 2001, the U.S. government has been providing U.S. airlines with war-risk insurance to cover losses, including those resulting from terrorism, to passengers, third parties (ground damage) and the aircraft hull. The coverage currently extends through December 31, 2005. The U.S. government is considering legislative options to extend some or all of the war-risk insurance provided to U.S. airlines beyond December 31, 2005; however, there can be no assurance that such an extension will occur.  The withdrawal of government support of airline war-risk insurance would require us to obtain war-risk insurance coverage commercially, if available. Such commercial insurance could have substantially less desirable coverage than currently provided by the U.S. government, may not be adequate to protect our risk of loss from future acts of terrorism, may result in a material increase to our operating expenses and may not be obtainable at all, resulting in an interruption to our operations.

General Indemnifications—The Company is the lessee under real estate leases. It is common in these commercial lease transactions for the Company, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental, and other liabilities that arise out of or relate to the Company’s use or occupancy of these leased premises. Typically, this type of indemnity would make the Company responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees, and invitees at or in connection with the use or occupancy of the leased premises. Often, this indemnity extends to related liabilities arising from the negligence of the indemnified parties but usually excludes any liabilities caused by their gross negligence or willful misconduct.

The Company’s aircraft and other equipment lease and financing agreements typically contain provisions requiring the Company, as the lessee or obligor, to indemnify the other parties to those agreements, including certain related parties, against virtually any liabilities that might arise from the condition, use, or operation of the aircraft or such other equipment.

The Company believes that its insurance coverage would cover most of the Company’s exposure to such liabilities and related indemnities associated with the types of lease and financing agreements described above, including real estate leases.

Certain of the Company’s aircraft and other financing transactions also often include provisions which require the Company to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these financing transactions, the Company also bears the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

The Company cannot reasonably estimate the potential future payments under the indemnities and related provisions described above because the Company cannot predict when and under what circumstances these provisions may be triggered.

8.                      EMPLOYEE BENEFIT PLANS

401(k) Plan—All employees of the Company who have completed 90 days of employment are generally eligible to participate in the Company’s investment savings plan. For each dollar of salary deduction elected by an employee (up to 6% of an employee’s earnings), the Company has made a matching contribution of $0.20 to $0.50 (depending on the number of years of participation for each participant). After seven years of service by an employee, the Company will make a matching contribution of $0.75 for each dollar of salary reduction elected by an employee (up to 6% of an employee’s earnings).

Deferred Compensation Plan—The Company has an executive deferred compensation plan for a select group of highly compensated and management employees, as designated by the Company’s Board of Directors. The Company contributes from 10% to 15% of each participant’s base salary to the plan. The Company invests these contributions in employee-directed marketable equity securities which are classified as available-for-sale securities and recorded at fair market value on the Balance Sheets in other noncurrent assets.  These investments totaled approximately $1,652,000 and $1,599,000 at June 30, 2005 and December 31, 2004, respectively, and are available to the Company’s creditors in liquidation.  See Note 3 of the 2004 Annual Report for additional information.

The Company recorded approximately $2,300,000 and $2,100,000 in expenses for the six months ended June 30, 2005 and 2004, respectively, related to the plans discussed in the preceding two paragraphs. These expenses are included in salaries and related costs in the Statements of Operations.

9.                      RELATED PARTY TRANSACTIONS

The Company derives 100% of its passenger revenues from Delta under the Delta Connection Agreement discussed in Note 2.

For the six months ended June 30, 2005 and 2004, the Company reimbursed Delta or its affiliates for costs incurred on the Company’s behalf. Delta or its affiliates provided the Company with aircraft handling services and passenger handling services at certain airports. The Company expensed approximately $21,000,000 and $13,400,000, respectively, for these services. These amounts are recorded in contracted services on the accompanying Statements of Operations.

The Company has an arrangement with Delta whereby Delta provides certain administrative and financial services. In addition, certain Delta employees have been assigned to key administrative positions at the Company. The Company expensed approximately $900,000 and $1,000,000 for these services during the six months ended June 30, 2005 and 2004. These amounts are recorded in contracted services on the accompanying Statements of Operations.

For the six months ended June 30, 2005 and 2004, the Company purchased a portion of its aircraft fuel from an affiliate. Fuel purchases from this affiliate were approximately $69,000,000 and $22,600,000 during the six months ended June 30, 2005 and 2004, respectively.

As of June 30, 2005 and December 31, 2004, approximately $51,027,000 and $19,600,000, respectively, are payable to Delta and Delta affiliates related to the agreements and services described above. These amounts are recorded as accounts payable—affiliate on the accompanying Balance Sheets.

As of June 30, 2005 and December 31, 2004, approximately $11,700,000 and $35,900,000, respectively, are receivable from different affiliates of the Company. These amounts are recorded as accounts receivable—affiliate on the accompanying Balance Sheets.

During the six months ended June 30, 2005 and 2004, approximately $4,000,000 and $10,100,000, respectively, were received from Delta or its affiliates for airport customer service functions performed by the Company on the affiliate’s behalf. These payments are reflected as a reduction of other operating expense in the Company’s Statements of Operations.

Effective September 10, 2004, the Company entered into a credit agreement to extend credit to Delta for an amount not to exceed $250,000,000.  As of June 30, 2005 and December 31, 2004, the receivable balance with Delta was approximately $0 and $110,000,000, respectively.  The December 31, 2004 amount was recorded as note receivable—affiliate on the accompanying Balance Sheets.  The amount of interest earned for the six months ended June 30, 2005 was approximately $1,500,000.

Maintenance Agreement—Effective January 1, 2004, the Company and Delta entered into a new regional jet engine maintenance agreement. Under the agreement, Delta will perform certain engine maintenance services for the Company. Maintenance costs will continue to be included in direct costs under the new Delta Connection Agreement and, therefore, will be subject to reimbursement.  The Company expensed approximately $1,700,000 and $3,200,000 during the six months ended June 30, 2005 and 2004, respectively, under this agreement.

Cash Management—The Company’s cash and cash equivalents are currently managed under an arrangement whereby Delta provides certain financial services to the Company.  Approximately $76,409,000 and $72,249,000 of the Company’s cash and cash equivalents were invested under this arrangement as of June 30, 2005 and December 31, 2004.  These amounts are included in cash and cash equivalents on the accompanying Balance Sheets.

Stock-Based Compensation—The Company participates in certain of Delta’s stock-based compensation plans as discussed in Note 4.

10.               SUBSEQUENT EVENTS

Delta Bankruptcy—Substantially all of the Company’s revenues are attributable to the Delta Connection Agreement with Delta, who is currently reorganizing under Chapter 11 of the U.S. Bankruptcy Code.  The U.S. Bankruptcy Court, charged with administration of the Delta bankruptcy proceedings, has entered orders approving the assumption of the Company’s Delta Connection agreement.  Notwithstanding those approvals, Delta’s bankruptcy proceedings could still lead to many other unforeseen expenses, risks and uncertainties for the Company’s operations.  Although Delta has reported that they intend to emerge from their ongoing Chapter 11 reorganization efforts, the Delta Connection Agreement could still be terminated if Delta files for liquidation in bankruptcy, if their plan of reorganization is not approved in bankruptcy, or if Delta liquidates some or all of its assets through one or more transactions with third parties.  Even if Delta successfully emerges from their bankruptcy proceedings, they could later again file for bankruptcy.  Such events could jeopardize the Delta Connection operation, leave the Company unable to efficiently utilize the aircraft currently operated and the additional aircraft that the Company is obligated to purchase, or result in other outcomes which could have a material adverse effect on the operations and financial condition of the Company.  There is no assurance that events that may occur in the Delta bankruptcy proceedings, such as contract negotiations between Delta and other code-share partners, will not negatively impact operations.  Delta has required, and will likely continue to require, the Company’s and SkyWest’s participation in efforts to reduce costs and improve their financial position.  In particular, these challenges could translate into lower utilization rates of aircraft, lower departure rates, or decreased operating margins.  The Company believes these developments could impact many aspects of its operations and financial performance, and that margins will be less predictable than in prior periods.

ASA Delta Connection Agreement—In connection with the sale of the Company to SkyWest, the Company and Delta entered into the ASA Delta Connection Agreement, as of September 8, 2005.  As of September 30, 2005, the Company operated 104 CRJ200s, 35 CRJ700s and 12 ATRs aircraft for Delta under the ASA Delta Connection Agreement.  Additionally, between January 1, 2006 and December 31, 2007, 6 CRJ200s and 22 CRJ700s are scheduled to be added to the Company’s fleet for use in the Delta Connection program.  Further, prior to December 31, 2007, 12 ATRs are scheduled to be removed from the Company’s fleet.  Under the terms of the ASA Delta Connection Agreement, the Company operates these aircraft to provide Delta Connection service between Delta hubs and cities designated by Delta.  As of September 30, 2005, the Company was operating more than 900 Delta Connection flights per day between Atlanta, Cincinnati, Salt Lake City, and designated outlying cities.  With respect to these flights, Delta provides reservation, check-in and other passenger services, signage, tickets, baggage tags, ticket wallets and similar items and also controls scheduling, ticket prices and seat inventories.  Delta has the right to determine the manner in which the Company utilizes airport gates in connection with Delta Connection flights.  Under the ASA Delta Connection Agreement, Delta is entitled to all passenger, cargo and other revenues associated with each flight.

In exchange for providing the designated number of flights and performing it’s other obligations under the ASA Delta Connection Agreement, the Company receives from Delta on a weekly basis (i) reimbursement for 100% of its direct costs related to Delta Connection flights plus (ii) if the Company completes at certain minimum percentage of its Delta Connection flights, an amount equal to a certain percentage of the direct costs related to the Delta Connection flights (not including fuel costs).  Costs directly reimbursed by Delta under the ASA Delta Connection Agreement include costs related to fuel, landing fees, passenger catering, passenger liability insurance, ground handling, aircraft property tax and aircraft maintenance and ownership.  The ASA Delta Connection Agreement also provides for both monthly and quarterly incentive compensation based upon the Company’s operational performance, including on-time arrival performance and completion percentage rates.

Commencing in 2008 and continuing thereafter, if Delta in certain circumstances seeks to place additional aircraft into service in the Delta Connection program, the Company will be offered the opportunity to bid on such additional aircraft to the extent required to maintain its percentage of aircraft within the Delta Connection program as of December 31, 2007 (such percentage, the “ASA Percentage”).  If the Company is not awarded a portion of such additional flying, it shall be offered the opportunity to match the economic terms and conditions of the winning bid, so as to maintain the ASA Percentage.  If the Company elects to match the winning bid, additional Delta Connection aircraft will be added to the scope of the ASA Delta Connection Agreement (as modified with respect to such additional aircraft to account for the economic terms and conditions of the winning bid with respect to such aircraft) so as to maintain the ASA Percentage.

Subject to reduction as set forth in the ASA Delta Connection Agreement, the Company will be scheduled to operate not less than a certain percentage of all Delta Connection departures in Atlanta and a certain minimum number of it’s flights under the ASA Delta Connection Agreement will be at Atlanta.  Further, the Company and its affiliates may not enter into any code-share or similar agreement with any party other than Delta that imposes prohibitions or restrictions on it, including geographical or flight restrictions.  Other than the foregoing, the ASA Delta Connection Agreement does not prohibit the Company from operating as a code-share partner with another carrier.

The ASA Delta Connection Agreement terminates on September 8, 2020, unless Delta elects to exercise its option to extend its term for up to four additional five-year terms by providing the Company written notice thereof no later than 180 days prior the expiration of the initial term or any additional term, as applicable.  Additionally, if either (i) SkyWest or the Company agrees to merge into or with any entity, to be acquired by any entity, to sell substantially all of SkyWest’s or the Company’s assets or to enter into a letter of intent regarding any of the foregoing, unless Skywest or the Company are the surviving or acquiring entity or the ultimate beneficial owner thereof immediately following the transaction (such transaction, a “Merger”) or (ii) a party acquires more than a certain percentage of Skywest’s voting power or outstanding common stock or that of the Company, unless Skywest or the Company own at least a certain percentage of the voting power of the acquiring party following such transaction (such transaction, a “Change of Control”), then Delta shall have the right to extend the term of the ASA Delta Connection Agreement for up to two additional five-year terms beyond the applicable termination date or to terminate such agreement as set forth below.

The ASA Delta Connection Agreement may be subject to early termination by either the Company or Delta under various circumstances including:

•                  if either Delta or the Company files for bankruptcy, reorganization or similar action (or if any such action is imminent) or if either Delta or the Company makes an assignment for the benefit of creditors;

•                  if either Delta or the Company commits a material breach of the ASA Delta Connection Agreement, subject to advance notice and cure rights; or

•                  upon the occurrence of an event of force majeure (including certain labor-related events) that continues for a certain period of time after written notice from the other party regarding such event.

In addition, Delta may immediately terminate the ASA Delta Connection Agreement upon the occurrence of one or more of the following events, among others:

•                  if either SkyWest or the Company enters into a Merger;

•                  if either SkyWest or the Company experiences a Change of Control;

•                  if the Company’s safety level is not reasonably satisfactory to Delta;

•                  If the Company fails to conduct all flight operations and maintains all aircraft under the ASA Delta Connection Agreement in compliance in all material respects with applicable government regulations;

•                  if the Company fails to maintain a specified completion rate with respect to the flights it operates for Delta during a specified period, subject to certain exceptions;

•                  if, under certain circumstances, Delta has a right to terminate the SkyWest Airlines Delta Connection Agreement; or

•                  if the Company fails to maintain competitive base rate costs; provided that it has the right to adjust its rates prior to any such termination.

In addition, the Company may terminate the ASA Delta Connection Agreement if SkyWest Airlines has the right to terminate the SkyWest Airlines Delta Connection Agreement.

In general, the Company has agreed to indemnify Delta, and Delta has agreed to indemnify the Company, for any damages caused by any breaches of the parties’ respective obligations under the ASA Delta Connection Agreement or caused by their respective actions or inactions under such agreement.

Subject to certain exceptions, if the Company receives an offer, bid or other expression of inquiry from a third party to purchase, lease, sublease, encumber or otherwise acquire any interest in, or to operate on behalf of a third party, any aircraft, slots, gates or other facilities used in connection with the ASA Delta Connection Agreement that the Company owns or leases, and which it desires to accept, Delta has a right of first refusal to acquire the applicable aircraft, slots, gates or other facilities which the Company desires to dispose of on the same terms as those offered to it by the third party.

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